EXHIBIT 10.5

Hub Group, Inc.

Description of Executive Officer Cash Compensation

For 2013

Annual Cash Compensation

Base Salary

Set forth below are the 2013 base salaries of the Chief Executive Officer and each of the four most highly compensated executive officers in 2012. The Company considers various factors in assigning executive officers to specific salary ranges, including job content, level of responsibility, accountability, and the competitive compensation market. On an annual basis, all executive officers’ salaries are reviewed and adjusted to reflect individual performance and position within their respective ranges.

Bonus Plan

Executive officers are eligible for annual performance-based awards under the Company’s bonus plan, as are all salaried employees. For 2012, goals were weighted upon achievement of targeted levels of earnings per share and, for some executives, upon achievement of personal goals. The goals for 2013 will also be similarly weighted.

Restricted Stock

The Company makes periodic grants of restricted stock to executive officers. The grants of restricted stock made in early 2013 vest in equal installments over a five year period beginning a year from the grant date.

David P. Yeager

Chairman and Chief Executive Officer

Base
2013	$693,750

Mark A. Yeager

Vice Chairman, President and Chief Operating Officer

Base
2013	$565,000

Terri A. Pizzuto

Executive Vice President, Chief Financial Officer and Treasurer

Base
2013	$380,050

James J. Damman

President – Mode Transportation

Base
2013	$361,530

Christopher R. Kravas

Chief Intermodal Officer

Base
2013	$334,750